UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 19, 2007

Novacea, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 800

South San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 228-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2007, the Board of Directors (the “Board”) of Novacea, Inc. (“Novacea”) appointed John P. Walker, age 59, as Chief Executive Officer, effective immediately. Mr. Walker has served as a member of the Board since April 2006, has served as Chairman of the Board since July 2006 and has served as interim Chief Executive Officer of Novacea since December 2006.

Since 2001, Mr. Walker, acting as a consultant and investor, has served as an Investment Advisor to MDS Capital Corporation, Interim Chief Executive Officer of KAI Pharmaceuticals, Chairman and Interim Chief Executive Officer at Guava Technologies, Chairman and Chief Executive Officer of Bayhill Therapeutics and Chairman and Interim Chief Executive Officer of Centaur, Inc. From 1993 to 2001, he was Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals Inc. and its predecessor company, Arris Pharmaceuticals Corporation. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company, which was sold to Union Carbide Chemical and Plastics Company Inc. in 1990. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital Company. Mr. Walker is a director of Geron Corporation, Renovis, Inc. (where he serves as Chairman of the Board of Directors), Affymax Inc. and certain other privately held biotechnology companies. He holds a B.A. from the State University of New York at Buffalo and is a graduate of the Advanced Executive Program, J.L. Kellogg Graduate School of Management at Northwestern University.

On September 19, 2007, Novacea entered into an amended and restated chief executive officer agreement with Mr. Walker (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Walker will receive a signing bonus of $150,000, an increase in his annual salary from $250,000 to $500,000 (attributable to the fact that Mr. Walker had previously been serving as interim Chief Executive Officer on a part-time basis and will now be employed full-time by Novacea), and a target bonus equal to 50% of Mr. Walker’s annual salary, which will be paid only if certain performance objectives set by the compensation committee in consultation with Mr. Walker are met. Pursuant to the terms of the Agreement, the Board, on September 19, 2007, granted Mr. Walker an option to purchase 531,250 shares of Novacea’s common stock at an exercise price of $7.90 per share, which represents the fair market value on the date of grant. The option vests and becomes exercisable in equal monthly installments over four years subject to Mr. Walker’s continued service to Novacea. In addition, pursuant to the Agreement, the Board granted Mr. Walker 100,000 restricted stock units which vest in three equal annual installments, subject to Mr. Walker’s continued service to Novacea.

Under the Agreement, if Mr. Walker is terminated, other than for cause, or is constructively terminated, Mr. Walker would receive a lump sum cash payment equal to any earned but unpaid bonus for the prior year plus a pro-rated target bonus for the year of termination. In addition, he would receive an amount payable in 6 monthly installments equal to the sum of 12 months of his base salary plus 50% of his target bonus for the year in which he is terminated. The vesting of Mr. Walker’s restricted stock units and other equity awards would also accelerate by 12 months. In addition, Mr. Walker’s stock options would remain exercisable for 12 months following the date of his termination.

If Mr. Walker is terminated, other than for cause, or is constructively terminated, in either case within 12 months after a change in control of Novacea, all of Mr. Walker’s outstanding options and restricted stock units would become fully vested. Additionally, Mr. Walker would receive a lump sum cash payment equal to the sum of (a) 12 months of his base salary, (b) any earned but unpaid bonus for the prior year and (c) up to 150% of his target bonus for the year in which he is terminated. In addition, Mr. Walker’s stock options would remain exercisable for 12 months following the date of his termination.

The description of the Agreement is qualified in its entirety by the full text of the Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On September 20, 2007, Novacea issued a press release announcing the appointment of John P. Walker as set forth in Item 5.02 of this Form 8-K. A copy of the press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Chief Executive Officer Agreement by and between Novacea, Inc. and John P. Walker, dated September 19, 2007

99.1	Press Release dated September 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2007	NOVACEA, INC.

	By:	/s/ Edward C. Albini
	Name:	Edward C. Albini
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Chief Executive Officer Agreement by and between Novacea, Inc. and John P. Walker, dated September 19, 2007

99.1	Press Release dated September 20, 2007